                                                   Filed Pursuant to Rule 424(c)
                                                           File Number 333-39939

                              PROSPECTUS SUPPLEMENT
                                       to
                         Prospectus Dated July 13, 1998

     3,750,000 SHARES (issuable upon conversion of Series A Preferred Stock)
       140,000 SHARES (issuable upon conversion of Warrants)
        70,000 SHARES (issued)

                            AUREAL SEMICONDUCTOR INC.
                                  COMMON STOCK
                               ($0.001 Par Value)

This Prospectus Supplement supplements the Prospectus dated July 13, 1998 (the "Prospectus") of Aureal Semiconductor Inc. (the "Company") relating to the resale by certain stockholders (the "Selling Stockholders") of the Company's Common Stock. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information herein contained modifies or supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the meaning specified in the Prospectus.

      ---------------------------------------------------------------------

The section entitled "The Company" is hereby amended to include the following two paragraphs in their entirety:

         On June 26, 1998, the Company completed a private placement transaction for the sale of $1.0 million of Series C Preferred. The sale of the Series C Preferred was not registered under the Securities Act of 1933, as amended (the "1933 Act"), nor will the Common Stock issuable upon conversion of the Series C Preferred be registered under the 1933 Act, in reliance upon the exemptions provided by Section 4(2) of the 1933 Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. The purchasers of the Series C Preferred were all accredited investors, as defined in Rule 501 of Regulation D.

         This sale of $1.0 million of the Series C Preferred follows the sale on June 5, 1998 of $5.0 million of Series C Preferred, as originally disclosed on Form 8-K dated June 12, 1998. The June 26, 1998 transaction is anticipated to be the final sale of the Series C Preferred.

      ---------------------------------------------------------------------

The date of this Prospectus Supplement is July 13, 1998.